[LOGO OF ALPERN, ROSENTHAL & COMPANY]
Certified Public Accountants

Warner Centre, Suite 400 . 332 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2413
(412) 281-2501  .  Fax (412) 471-1996


February 12, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

Re:  II-VI Incorporated
     File Ref. No. 0-16195

     We were previously the principal accountant for II-VI Incorporated and, under the date of August 12, 1996, we reported on the consolidated financial statements of II-VI Incorporated and subsidiaries as of and for the years ended June 30, 1996 and 1995. On February 10, 1997, our appointment as principal accountant was terminated. We have read II-VI Incorporated's statements included under Item 4 of its Form 8-K dated February 10, 1997 and we agree with such statements.



/s/ Alpern, Rosenthal & Company
Pittsburgh, Pennsylvania





A Professional Corporation
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Members American and Pennsylvania
Institutes of Certified Public Accountants
Accounting Firms Associated, inc.
Member Firms in Principal Cities

Irving P. Rosenthal, CPA              Deborah H. Wells, CPA
Michael H. Levin, CPA                 Fred M. Rock, CPA
Harvey A. Pollack, CPA                Sean M. Brennan, CPA
Fred J. Morelli, Jr., CPA             Alexander Paul, CPA
Edward F. Rockman, CPA                Michael E. Forgas, CPA
Emanuel V. DiNatale, CPA              Joel M. Rosenthal, CPA



